Exhibit 10.3

CERTAIN IDENTIFIED INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT, BECAUSE IT IS (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. “[***]” INDICATES THAT INFORMATION HAS BEEN REDACTED.

September 26, 2024
Meaghan Wells
By Email: [***]
Dear Meaghan,
We are pleased to offer you a position at Wheels Up Partners LLC (the “Company”). We are excited to have you join the Company and anticipate that you will be a great addition to our team.
Your first day with the Company will be November 4, 2024 or on such other date that we mutually agree upon after your acceptance of this offer (your “Start Date”).
The following will outline the general terms of our employment offer:
1.Position and Duties. Your title will be EVP, Enterprise Strategy & Planning and you will perform the duties and services assigned to you by the Company. You will report to George Mattson, Chief Executive Officer. Your employment will be subject to all Company policies, procedures and practices as may currently exist or as may be modified or implemented in the future, including our Employee Handbook. This offer is made contingent upon the successful completion of the pre-employment process, including, but not limited to, satisfactory completion of a background check.
2.Place of Employment. The primary location for your employment will be the Member Operations Center in Atlanta, Georgia. You will also be entitled to five (5) days per month working remotely from a destination of your choice. Notwithstanding the foregoing, the duties to be performed by you hereunder are such that you may need to travel as reasonably required in accordance with the Company’s policy on travel and expenses.
3.Annual Salary. Your annual base salary will be $500,000 (the “Base Salary”), less payroll deductions and all required withholdings, payable in accordance with the Company’s payroll policies, as may be amended from time to time. As an exempt employee, you are not eligible for overtime under the provisions of the Fair Labor Standards Act.
4.Discretionary Bonus. Beginning in 2025, you will be eligible to participate in the Company’s annual bonus plan applicable to other senior executives of the Company. The target amount for your position is equal to one hundred percent (100%) of your Base Salary. You will be subject to the terms of the Company’s annual bonus plan. Your payment of a bonus under the plan is made on an annual basis, based upon Company performance against company and individual performance targets, and can be increased or decreased based on the actual results, your individual performance toward key performance indicators, and any other factors determined in the sole discretion of the Company.

5.Special Sign-On Award. If you start your employment on or before November 4, 2024, you will be eligible to receive a one-time sign-on award which will be allocated to you as a combination of (i) a cash-based sign-on bonus of $600,000 and (ii) restricted stock units valued at $400,000. If your employment starts after November 4, 2024, the value and timing of the sign-on award will be determined once a new start date is established
In the event that you voluntarily terminate your employment with the Company within twelve (12) months from your start date, you agree to repay a pro-rated portion of the cash portion of your Sign-On Bonus. The amount to be repaid will be based on the number of full months remaining in the 12-month period following the Employee's start date. Specifically, the repayment amount will be calculated as follows: the total Sign-On Bonus, multiplied by the percentage of the 12-month period that was not completed. Repayment must be made within thirty (30) days of the termination date.
The Company will recommend to the Compensation Committee of the Board of Directors (“Compensation Committee”) that you be granted the one-time equity award of restricted stock units (the “Special Equity Award”) in the amount based on your hire date, which shall vest in equal, annual installments over a three-year period on the anniversary of the grant date. The Special Equity Award shall be subject to the terms of the Company’s long-term incentive plans applicable to other senior executives of the Company, and as may be amended from time to time at the discretion of the Company. The Special Equity Award grant is expected to be made at the next regularly scheduled Compensation Committee meeting.
6.Annual Equity Award. Commencing in 2025, you will be eligible for an Annual Equity Award. The award is based on performance and will be aligned to your level at the time of the award Currently, the award target for your role is 125% of your salary. Equity awards are granted based on individual performance and are subject to approval by the Compensation Committee of the Board of Directors.
7.Executive Flight Hours. You shall receive flight hours in accordance with the Executive Flight Hour plan as established by the Company. Beginning in 2025 you will receive, on an annual basis twenty (20) flight hours on a King Air aircraft. The hours will be distributed to you in equal increments at the beginning of each calendar quarter.
8.Paid Time Off. You will be eligible for paid time off, depending on years of service, during each calendar year of your employment with the Company in accordance with the Company’s paid time off policy applicable to other senior executives of the Company, as may be amended from time to time.
9.Benefits. You will be entitled to the benefits that the Company customarily makes available to employees in positions comparable to yours. Please refer to the plan documents for more details, including eligibility. The Company reserves the right, in its sole discretion, to amend, change or cancel the benefits at any time.

10.Employment Relationship. In accepting this offer, you understand and agree that your employment with the Company will be “at-will.” This means that your employment is not for any specific length of time and that either you or the Company may terminate the employment relationship at any time, with or without cause and with or without notice. You further understand and acknowledge that there is no written or oral contract providing you with any definite or specific term of employment. You further understand and agree that due to your at- will status, the Company may, at any time, modify the terms of your employment, including, but not limited to, your job title, job responsibilities, compensation and benefits.
11.Severance Plan. Although your employment is at-will, if the Company terminates your employment without good cause (as such term is defined in the Company’s Executive Severance Plan) or you resign your employment with good reason (as such term is defined in the Company’s Executive Severance Plan), upon separation you will be entitled to receive severance as set forth in the Company’s Executive Severance Plan as applicable for the EVP level. If you voluntarily resign your employment without good reason, upon separation you will be entitled to receive severance equivalent to your base salary at the time of termination, payable in accordance with the Company’s normal payroll practices, for a period of six (6) months. All other terms of your separation will algin with the Company’s Executive Severance Plan as applicable for the EVP level.
12.Conditions of Employment. Simultaneous with the execution of this letter agreement, you shall sign the Employee Confidentiality Agreement and Restrictive Covenants (“Restrictive Covenant Agreement”), a copy of which is attached hereto as Appendix A. You acknowledge that your employment with the Company is conditioned upon the execution and delivery of the Restrictive Covenant Agreement and the terms thereof shall be fully incorporated herein.
13.No Other Understandings. This letter agreement sets forth our entire agreement and understanding and supersedes any and all other agreements, either oral or in writing, between you and the Company and/or its affiliates and any of their respective officers, directors, managers and/or principals.
14.Other Conditions and Obligations. By signing this agreement, you represent that you are not subject to any currently effective employment contract, or any other contractual or other binding obligation, including without limitation, any obligation relating to non-competition, confidentiality, trade secrets, proprietary information or works for hire, that would restrict your employment or employment activities with or on behalf of the Company. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have any obligation of confidentiality.
15.Board Positions. It is the Company’s policy that senior executives limit outside Board activity to one Board of Directors position. You may not serve on the Board of Directors or Advisory Board of more than one for-profit company without the prior written consent of the Company. You may serve as an officer, manager or director of or otherwise participate in charitable, educational, welfare, social, religious and civic organizations so long as such activities do not interfere with your employment with the Company.

16.Business Time. The employee shall devote full working time, energy, attention, and talents to the performance of the duties and responsibilities hereunder. You may not, without the prior written consent of the Chief Executive Officer directly or indirectly, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, partner, member agent or representative of, any type of business or service other than as an employee of the Company.
17.Truthful Representations. You acknowledge and confirm that all of the representations you have made and all of the information that you have provided to the Company on any employment application, resume or any other document, or orally during the interview process, concerning, among other things, your prior employment history, education, experience and other qualifications, are true and correct. You understand and agree that any falsifications, misrepresentations, or omissions with respect to any of the representations and information that you have made or provided to the Company may be grounds for the withdrawal of this offer of employment or, if hired, the termination of your employment.
You further understand and acknowledge that your employment with the Company is contingent upon your satisfactory completion of background and drug checks, as applicable, that are conducted by the Company and your completion of Section 1 of the Form I-9 on or before the end of your first (1st) day of employment and your presentation of your original documentation verifying your work eligibility and identification on or before the end of your third (3rd) day of employment.
[Signature Page Follows]

Please indicate your acceptance of our offer on the terms set forth above by countersigning in the appropriate space below no later than two (2) business days from the date hereof. The offer contained herein shall automatically expire two business days from the date hereof. We are excited at the prospect of you joining our team and look forward to having you on board.

Sincerely,

/s/ Brian Kedzior
Brian Kedzior
Wheels Up – Chief People Officer

Signature:

/s/ Meaghan Wells
Meaghan Wells

9 / 30 / 2024
Date

June 26, 2025    3:15 pm
BY EMAIL
Meaghan Wells
Re:    Internal Role Change
Dear Meaghan:
We are pleased to extend the opportunity for you to continue your career with Wheels Up Partners!
This is your offer to change roles within Wheels Up Partners from EVP, Enterprise Strategy and Planning to Chief Growth Officer. If you accept this offer, you will become a member of the Executive/Executive, reporting to George Mattson. You will start in your new position on June 19, 2025. Your new position is located in US-GA-Atlanta
Your old compensation was $500,000/Yr. and your new gross annual compensation will be $575,000/Yr. Your target bonus will be 100% and your LTI will be 125%. Your benefits will remain the same. Your employment with Wheels Up Partners remains at-will, meaning that you or Wheels Up Partners may end your employment at any time, for any or no reason and without penalty, as long as the reason for termination is not wrongful or discriminatory.
If you agree with this offer, please sign in the space provided below, no later than June 30, 2025. Wheels Up Partners reserves the right to modify or rescind this offer at any time and for any reason.
If you have any questions, please contact KeUndra Griffin [***]
Congratulations! We look forward to your continued success.

Acknowledged and agreed.
[***]